Exhibit 99.1

Cooper Industries
News Release

For Immediate Release

For information contact:
Kyle McClure
Cooper Industries
713-209-8631
kyle.mcclure@cooperindustries.com

Cooper Industries Provides Updated Third Quarter and Full Year Guidance
And Preliminary Outlook for 2012

Company to Participate in 2011 Citi Global Industrials Conference

Dublin, Ireland, September 15, 2011 — Cooper Industries plc (NYSE:CBE) today updated its outlook for the third quarter and full year 2011 and provided a preliminary outlook for 2012.

Cooper expects fully diluted earnings per share for the 3rd quarter to be in the range of $0.94-$0.98. Sales are expected to increase 9% to 12% versus the third quarter of 2010, including the revenue contribution from the Martek and Gitiesse acquisitions (approximately $25 million). Cooper expects fully diluted earnings per share from continuing operations for fiscal year 2011 to be in the range of $3.75-$3.82.

“Although we are disappointed in the reduced expectations for the 3rd quarter and full year 2011, our third quarter expected EPS reflects a strong increase of 11-15% versus the third quarter of 2010, and our full year EPS results, on a continuing basis, are a record performance for the Company and a 17% increase over 2010 at the mid-point of our guidance,” commented Kirk Hachigian, Cooper’s Chairman and CEO. “We remain committed to growth through investments in new product innovation, globalization and acquisitions as we make short-term adjustments to improve our production efficiency and overhead structure. Our capital structure continues to allow us wide flexibility to maximize the return to our shareholders.”

This modification of guidance is a result of:

•	Sales softness in residential and commercial-facing businesses, replaced by acquisition sales without a corresponding income benefit due to purchase accounting;

•	Softness in our Bussmann Electronics business;

•	Increased restructuring related spending of approximately $4 million;

•	Margin pressures in the EPG Segment resulting from material inflation;

•	Production shortfalls resulting from restructuring activities and component availability issues at a specific business;

•	The above factors being partially offset by positive sales results for the industrial businesses, including the oil and gas vertical market, and continued strength in emerging markets.

As of September 15, 2011, the company has repurchased over 6.5 million shares in the third quarter, resulting in year-to-date repurchases of approximately 7 million shares during 2011, resulting in shares outstanding of less than 160 million shares.

“We are confident that we will realize the benefits from the investments we have made consistent with our strategy. The strategic growth investments we have made in our core businesses in 2011, and previously, have us well-positioned to deliver strong, sustainable future growth.” commented Hachigian. “Our preliminary outlook for 2012 is for mid-single digit core revenue growth and double-digit earnings per share growth.”

2011 Citi Global Industrials Conference

Cooper will participate in the 2011 Citi Global Industrials Conference held in Boston, Massachusetts on Wednesday, September 21. The presentation and comments by Cooper’s Chief Executive Officer Kirk Hachigian will begin at approximately 9:40 a.m. eastern time.

A live audio webcast of the presentation will be available over the Internet through the Company’s website, www.cooperindustries.com. The Company recommends that listeners download and install any necessary audio software at least 15 minutes prior to the presentation. An audio replay will be available on the website through September 30, 2011.

Cooper’s presentation may include references to non-GAAP financial measures. In the event non-GAAP measures are used in the presentation, Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the “Investors” section of the Company’s website, www.cooperindustries.com.

Note:

Material in the above release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and the financial condition indicated in these forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: market and economic conditions, competitive pressures, volatility of raw material, transportation and energy costs, our ability to develop and introduce new products, our ability to implement revenue growth plans and cost-reduction programs, mergers and acquisitions and their integration, implementation of manufacturing rationalization programs, changes in mix of products sold, changes in financial markets including currency exchange rate fluctuations, political developments, and changes in legislation and regulations (including changes in tax laws). For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2010 revenues of $5.1 billion. Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has seven operating divisions with leading market positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2010 fifty-nine percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2011. For more information, visit the website at www.cooperindustries.com